Consent of Independent Certified Public Accountants



             The Board of Directors and Stockholders
             Invivo Corporation


             We consent to incorporation by reference in the registration statement on Form S-8 of Invivo Corporation of our report dated July 30, 1996, relating to the consolidated balance sheets of Invivo Corporation and subsidiaries as of June 30, 1996 and 1995, and the related consolidated statements of income, stockholders' equity and cash flows for each of the years in the three-year period ended June 30, 1996, which report appears in the June 30, 1996, annual report on Form 10-K of Invivo Corporation.

                                                KPMG Peat Marwick LLP


             Oakland, California
             July 18, 1997